KILPATRICK STOCKTON LLP
                                                           Attorneys at Law
                                                                 Suite 2800
                                                      1100 Peachtree Street
                                               Atlanta, Georgia  30309-4530
                                                    Telephone: 404.815.6500
                                                    Facsimile: 404.815.6555

                                             E-mail: dstockton@kilstock.com
          February 28, 1997
                                                  Direct Dial: 404.815.6444



MLX Corporation
1000 Center Place
Norcross, Georgia 30093

     Re:  Form S-8 Registration Statement - - MLX Corp.
          Stock Option and Incentive Award Plan

Gentlemen:

     We have acted as counsel for MLX Corp., a Georgia corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's Stock Option and Incentive Award Plan (the "Plan") and the proposed offer and sale of up to 125,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant thereto. In connection with the preparation of said Registration Statement, we have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

          The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 30,000,000 shares of Common Stock, par value $.01 per share, 500,000 shares of Series A Preferred Stock, par value $30.00 per share, and 1,500,000 shares of Preferred Stock, no par value per share.

          The Plan and the proposed offer and sale thereunder of up to 125,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                                   Sincerely,

                                   KILPATRICK STOCKTON LLP


                                   By: /s/ David A. Stockson
                                        David A. Stockton, a
                                        partner